Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

FBR & CO.

of

Up to 5,000,000 Shares of its Common Stock At a Purchase Price of $3.05 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 29, 2011, UNLESS

WE EXTEND THE TENDER OFFER.

FBR & Co., a Virginia corporation (“we,” “us” or the “Company”), invites its stockholders to tender up to 5,000,000 shares of its common stock, $0.001 par value per share, for purchase by the Company at a price of $3.05 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the tender offer). Upon the terms and subject to the conditions of the Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, the Company will purchase all shares validly tendered and not withdrawn. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal requirements. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are listed and traded on the NASDAQ Global Select Market under the trading symbol “FBRC.” On August 1, 2011, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares was $2.93 per share. You are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. NEITHER THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS NOR CRESTVIEW PARTNERS, L.P. (A SUBSTANTIAL SHAREHOLDER WITH THE RIGHT TO DESIGNATE TWO OF OUR DIRECTORS) WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER.

The Dealer Manager for the Tender Offer:

FBR Capital Markets

Offer to Purchase dated August 2, 2011

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have your nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to The American Stock Transfer & Trust Company, LLC., the Depositary for the tender offer;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of vested stock options, you may exercise your options and tender any of the shares issued upon exercise.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below) of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, or to FBR Capital Markets, the Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (FBR & Co.) are offering to purchase up to 5,000,000 shares of our outstanding common stock.

What will the purchase price for the shares be?

We will pay $3.05 in cash, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the Offer to Purchase. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer.

What will be the form of payment of the purchase price?

If your shares are purchased in the tender offer, you will be paid the purchase price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the expiration of the tender offer period. See Section 1.

How many shares will the Company purchase?

We will purchase up to 5,000,000 shares in the tender offer, or such lesser number of shares as are properly tendered and not withdrawn. The 5,000,000 shares represent approximately 8.2% of our outstanding common stock as of August 2, 2011. If more than 5,000,000 shares are tendered, all shares tendered will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

How will the Company pay for the shares?

We will use our available cash on hand to purchase shares tendered in the tender offer and to pay all related expenses. See Section 8 and Section 9.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on August 29, 2011, at 12:00 Midnight, New York City time, unless we extend the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for accepting the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the tender offer?

In considering the tender offer, our Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, competitive position, resources and prospects, the current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.

Based on this review, the Board of Directors determined that the tender offer is a prudent and an effective way to provide value to our stockholders. In particular, our Board of Directors believes the fixed price tender offer set forth in this Offer to Purchase represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales, and that the repurchase of shares at the tender offer price will be accretive to earnings per share and improve returns on equity.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•

No legal action shall have been threatened, pending or taken that challenges or relates to the tender offer or materially and adversely affects our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase up to 5,000,000 shares in the tender offer.

•

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, condition (financial or otherwise), income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•

No decline in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on August 2, 2011 shall have occurred.

•

No tender or exchange offer for any or all of our Shares (other than the tender offer contemplated herein), or any merger, acquisition, business combination, or other similar transaction with or involving us or any of our subsidiaries or affiliates, shall have been proposed, announced or made by any person or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination, or other similar transaction.

The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will the Company continue as a public company?

The completion of the tender offer in accordance with its conditions will not cause the Company to be delisted from the NASDAQ Global Select Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2.

How do I tender my shares?

To tender your shares, prior to 12:00 Midnight, New York City time, on August 29, 2011, unless the offer is extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in the Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•	if you want to tender your shares, but

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the required time;

•	you cannot comply with the procedure for book-entry transfer by the required time; or

•	you cannot comply with the procedure for book-entry transfer by the required time; or

•	you cannot deliver the other required documents by the required time;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent or the Dealer Manager or your broker for assistance. See Section 1, Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for shares participate in the tender offer?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. If you executed a broker-assisted exercise of an option to pay the applicable exercise price and tax withholding, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes.

Can I change my mind after I have tendered shares in the tender offer?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 12:00 Midnight, New York City time, on August 29, 2011, unless we extend it. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on September 27, 2011, the fortieth business day following August 2, 2011. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all stockholders of “odd lots” (persons who own less than 100 shares) who properly tender all of their shares and do not properly withdraw them before the expiration of the tender offer;

•

second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares and do not properly withdraw them before the expiration of the tender offer; and

•

third, only if necessary to permit us to purchase up to 5,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6.

Therefore, we may not purchase all of the shares that you tender.

Has the Company or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, none of the Company, our Board of Directors, or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares. Although we cannot predict the way in which our stock will trade after expiration of the tender offer, it is possible that our stock price will trade above the tender offer price after expiration of the offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will the Company’s directors and executive officers tender shares in the tender offer?

The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. See Section 11. Similarly, Crestview Partners, L.P., has informed us that it does not intend to tender any of its shares in the tender offer.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer.

When and how will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On August 1, 2011, the last full trading day before announcement of the tender offer, the last reported sale price per share on the NASDAQ Global Select Market was $2.93 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the expiration date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. You should consult your tax advisor regarding the U.S. federal income tax consequences of the tender offer to you. See Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?

The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is D.F. King & Co., Inc., and the Dealer Manager is FBR Capital Markets. Their contact information is set forth on the back cover page of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including, but not limited to:

•	general volatility of the capital markets and the possibility that an active public trading market for our common stock cannot be sustained;

•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;

•	substantial fluctuations in our financial results;

•	our ability to retain our senior professionals;

•	pricing and other competitive pressures;

•	changes in laws and regulations and industry practices that adversely affect our sales and trading business;

•	incurrence of losses in the future;

•	the singular nature of our capital markets and strategic advisory engagements;

•	competition among financial services firms for business and personnel;

•	larger and more frequent capital commitments in our trading and underwriting businesses;

•	limitations on our access to capital;

•	malfunctioning or failure in our operations and infrastructure;

•	our entry into new business areas, including entry through strategic investments, acquisitions and joint ventures;

•	failure to achieve and maintain effective internal controls;

•	declines in the market value of our principal investments;

•	the loss of our exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	the overall environment for interest rates;

•	changes in our business strategy; and

•	availability, terms and deployment of capital.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, including Item 1A, “Risk Factors,” in such report, and to our Quarterly Report on Form 10Q for the quarter ended March 31, 2011, as well as our other filings with the Commission, for a more detailed discussion of these risks and uncertainties and other factors. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely impact the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $0.001 par value per share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 5,000,000 shares at a price of $3.05 per share, less any applicable withholding taxes and without interest.

The tender offer will expire at 12:00 Midnight, New York City time, on August 29, 2011, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the offer will remain open.

All shares acquired in the tender offer will be acquired at the same purchase price. Upon the terms and subject to the conditions of the Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares validly tendered and not withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

In considering the tender offer, the Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operation, competitive position, resources and prospects, the current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.

Based on this review, the Board of Directors has determined that the tender offer is a prudent and an effective way to provide value to our stockholders. In particular, our Board of Directors believes the fixed price tender offer set forth in this Offer to Purchase represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales, and that the repurchase of shares at the tender offer price will be accretive to earnings per share and improve return on equity.

Tendering stockholders will not be obligated to pay brokerage commissions or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the tender offer. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE

RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SIMILARLY, CRESTVIEW PARTNERS, L.P., HAS INFORMED US THAT IT DOES NOT INTEND TO TENDER ANY OF ITS SHARES IN THE TENDER OFFER.

If, at the Expiration Date more than 5,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will buy shares in the following order of priority:

•	first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares and do not properly withdraw them before the Expiration Date;

•	second, on a pro rata basis from all other stockholders who properly tender shares, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

third, only if necessary to permit us to purchase 5,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares tendered pursuant to the tender offer. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the purchase price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

As of July 29, 2011, we had issued and outstanding 60,736,007 shares of our common stock. The 5,000,000 shares that we are offering to purchase represent approximately 8.2% of the shares then outstanding. The shares are listed and traded on the NASDAQ Global Select Market. On August 1, 2011, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares was $2.93 per share. See Section 8. Stockholders are urged to obtain current market quotations for the shares.

THE TENDER OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we will purchase 5,000,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a price of $3.05 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

If the tender offer is over-subscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

If we

•	increase or decrease the price to be paid per share,

•	increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

•	decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 5,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 5,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1) tender all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

(2) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

third, only if necessary to permit us to purchase 5,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

Odd Lots. The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lots holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of the stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.

In considering in the tender offer, the Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operation, competitive position, resources and prospects, the current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.

Based on this review, the Board of Directors has determined that the tender offer is a prudent and an effective way to provide value to our stockholders. In particular, our Board of Directors believes the fixed price tender offer set forth in this Offer to Purchase represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales, and that the repurchase of shares at the tender offer price will be accretive to earnings per share and improve return on equity.

Our Board of Directors has approved the tender offer. However, none of the Company, our Board of Directors, or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. The Company’s directors and executive officers will not tender any of their shares in the tender offer. Similarly, Crestview Partners, L.P., has informed us that it does not intend to tender any of its shares in the tender offer. See Section 11.

Certain Effects of the Tender Offer. As of July 29, 2011, we had issued and outstanding 60,736,007 shares of our common stock. The 5,000,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 8.2% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NASDAQ Global Select Market or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the offer, Crestview and any other shareholders who do not participate in the offer.

Based on the published guidelines of the NASDAQ Global Select Market and the conditions of the tender offer, we do not believe that our purchase of 5,000,000 shares pursuant to the tender offer will result in delisting of the remaining shares on the NASDAQ Global Select Market. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the NASDAQ Global Select Market or eligible for deregistration under the Exchange Act.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NASDAQ Global Select Market. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the repurchase of shares pursuant to the tender offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our indebtedness or our capitalization;

•

any change in our present board of directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NASDAQ Global Select Market;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

•

the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, BANKS OR TRUST COMPANIES AS IT IS LIKELY THAT – FOR ADMINISTRATIVE REASONS – THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY

BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution; and

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•

the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ Global Select Market trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Stock Options. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the Stock Option Plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the exercise and any applicable withholding taxes. See “Proper Tender of Shares” above. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. Based upon information received from certain stockholders intending to participate in the tender offer, we expect that proration will be required in the tender offer. Therefore, it is likely that we will not purchase all of the shares on optionee tenders in the tender offer.

U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the Internal Revenue Service (“IRS”), unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or an exemption otherwise applies. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If a stockholder or other payee does not provide the Depositary with the correct taxpayer identification number, such stockholder or payee may be subject to penalties imposed by the IRS. Certain stockholders are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined in Section 13 below) to qualify as an exempt recipient, that Non-U.S Holder must submit a Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that Non-U.S. Holder’s exempt status. Such applicable forms can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Gross proceeds payable pursuant to the tender offer to a Non-U.S. Holder or his or her agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such Non-U.S. Holder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed Form W-8BEN claiming such an exemption or reduction. Such form can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed Form W-8ECI claiming such exemption before payment is made. Such form can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act, (2) the tender of shares complies with Rule 14e-4 and (3) the tendered shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular shares, and our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Lost or Destroyed Certificates. Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact The American Stock Transfer & Trust Company, LLC, as Transfer Agent for our shares, at (877) 248-6417 (toll free) or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on September 27, 2011, the fortieth business day after August 2, 2011, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written, or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

must specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will accept for payment and pay for, and thereby purchase, up to 5,000,000 shares properly tendered and not properly withdrawn before the Expiration Date.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6.	Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his or her own financial or tax advisors.

After the Expiration Date, if more than 5,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 5,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after August 2, 2011 (or such earlier date as may be specified in the relevant condition), and before the Expiration Date any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to 5,000,000 shares in the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries; or

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.	Price Range of Shares; Dividends.

The shares are listed and traded on the NASDAQ Global Select Market under the trading symbol “FBCM.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NASDAQ Global Select Market, and dividends paid per share.

	FBR & Co.
	Market Price
	High	Low
2008
First Quarter	$9.72	$5.39
Second Quarter	7.50	4.70
Third Quarter	7.38	3.09
Fourth Quarter	6.79	2.73
2009
First Quarter	$5.15	$1.98
Second Quarter	6.40	3.19
Third Quarter	6.10	4.60
Fourth Quarter	7.26	5.60
2010
First Quarter	$6.65	$4.43
Second Quarter	4.80	3.33
Third Quarter	3.76	3.13
Fourth Quarter	4.10	3.14
2011
First Quarter	$4.13	$3.49
Second Quarter	3.88	3.27
July 1, 2011, to August 2, 2011	3.45	2.91

On August 1, 2011, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares was $2.93 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares.

Our board of directors has not authorized and we have not declared or paid any cash dividends on our common stock. We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future as we currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, where appropriate, repurchase shares.

9.	Source and Amount of Funds.

Assuming we purchase 5,000,000 shares pursuant to the tender offer at the offer price of $3.05 per share, we expect that the aggregate purchase price, including all related fees and expenses, will be approximately $15,750,000. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

10.	Certain Information Concerning Us.

General. FBR & Co. is a full-service investment banking, institutional brokerage and asset management firm with a customer-focused and innovative approach to meeting our clients’ needs. In addition, we make principal investments, including merchant banking investments, with our own capital. Since the founding of certain predecessor companies, we have grown from a boutique investment bank with primary expertise in financial institutions into a full-service U.S. investment bank for middle-market companies.

We have focused our business on providing capital raising services, including underwriting and placement of public and private equity and debt; financial advisory services, including merger and acquisition advisory, restructuring, liability management, recapitalization and strategic alternative analysis; institutional sales and trading services focused on equities, equity-linked securities, listed options, high-yield bonds, senior debt and bank loans; research coverage; asset management services through a family of mutual funds; and principal investment returns to our shareholders through merchant banking and other direct investments that we make utilizing our own capital.

We focus our capital markets business (investment banking and institutional brokerage) in the following industry sectors—consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. We collectively refer to these sectors as our “core sectors.”

Our asset management business manages a family of mutual funds. As of December 31, 2010, we had approximately $1.6 billion in mutual fund assets under management.

Our principal executive office is 1001 Nineteenth Street North, Arlington, Virginia 22209 and our telephone number is (703) 312-9500.

Recent Developments.

On July 27, 2011, we reported our second quarter 2011 financial results, which reflected a net after-tax loss of $2.7 million, or $0.04 per share, for the quarter ended June 30, 2011. These results compare to a net after-tax loss of $25.8 million, or $0.41 per share, in the second quarter 2010 and a net after-tax loss of $1.9 million, or $0.03 per share in the first quarter 2011. The Company’s pre-tax loss for the second quarter 2011 was $2.9 million compared to a pre-tax loss of $12.2 million in the second quarter 2010 and pre-tax loss of $2.0 million in the first quarter 2011.

Second quarter 2011 net revenues were $49.2 million compared to $69.7 million for the second quarter 2010 and $50.1 million in the first quarter 2011. Excluding net investment gains and losses, operating revenue grew $11.9 million compared to the prior quarter. Net revenues for the second quarter by business area were as follows:

•

$30.0 million in investment banking generated from 20 transactions across 6 industry segments. This compares to $40.4 million in the second quarter 2010 and $16.6 million in the prior quarter. These results include a marked improvement in advisory services revenues which posted an increase from $3.0 million in the second quarter of 2010 and $1.5 million in the first quarter of 2011 to $7.1 million this quarter.

•	$21.1 million in institutional brokerage, down from $24.3 million and $23.1 million in the second quarter of 2010 and the first quarter of 2011, respectively.

•

$3.9 million in asset management, compared to $3.8 million in the second quarter 2010 and $4.0 million in the first quarter of this year. Assets under management were $1.64 billion at the end of the second quarter of 2011 compared to $1.37 billion at the end of the second quarter of 2010 and $1.69 billion as of March 31, 2011.

•	In addition, the Company reported a $7.2 million net investment loss which included a non-cash write-down of $8.0 million in one investment position in its merchant banking portfolio.

Second quarter 2011 total non-interest expenses were $52.1 million compared to $81.9 million in the second quarter 2010 and $52.1 million in the first quarter 2011. Non-compensation fixed expenses in the second quarter of 2011 totaled $16.1 million, including a $1.0 million one-time facilities charge related to the consolidation of office space, compared to $19.7 million in second quarter of 2010 and $15.2 million in the first quarter of 2011. The Company ended the quarter with headcount of 443.

During the quarter the Company repurchased 1.2 million shares with an average price of $3.57 per share. As of June 30, 2011, shareholders’ equity totaled $283.9 million and the Company’s book value per share was $4.57 compared to $4.54 at the end of the prior quarter and $4.60 at the end of 2010.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

SEC Filings	Period or Date Filed
FBR Capital Markets Corporation Annual Report on Form 10-K	Year ended December 31, 2010 (including certain information specifically incorporated by reference into the Annual Report on Form 10-K from FBR Capital Markets Corporation definitive proxy statement filed on May 2, 2011)

FBR Capital Markets Corporation Quarterly Report on Form 10-Q	Quarter ended March 31, 2011

FBR Capital Markets Corporation Current Report on Form 8-K	February 25, March 29, April 29, May 2, June 3, June 23, July 26, and July 29, 2011

We incorporate by reference into this Offer to Purchase the documents listed above and any additional documents we may file with the Commission between the date of this Offer to Purchase and the Expiration Date (other than any such documents that are deemed “furnished” rather than “filed”).

You can obtain the documents described under “Additional Information” and any of the documents incorporated by reference in this document from us or from the Commission’s web site at the Commission’s website described above. You can obtain the documents described under “Additional Information” and documents incorporated by reference in this Offer to Purchase from us, without charge, by requesting them in writing or by telephone from us at Attention: Corporate Secretary, FBR & Co. 1001 Nineteenth Street North, Arlington, Virginia 22209, (703) 312-9500. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of July 29, 2011, we had 60,736,007 issued and outstanding shares of common stock. The 5,000,000 shares we are offering to purchase pursuant to the tender offer represent approximately 8.2% of the shares outstanding as of July 29, 2011. As of July 29, 2011, our directors and executive officers as a group (15 persons) beneficially owned an aggregate of 2,351,236 shares of our common stock, representing approximately 3.86% of our outstanding shares, and Crestview Partners GP, L.P., an “associate” (within the meaning of the Securities Exchange Act of 1934, as amended) of our directors Adam J. Klein and Thomas S. Murphy, Jr., beneficially owned 11,191,641 shares of our common stock, representing approximately 18.43% of our outstanding shares. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders, although they have informed us that they do not intend to participate in the offer, and Messrs. Klein and Murphy have informed us that Crestview likewise does not intend to participate in the offer.

The following table shows, as of July 29, 2011, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming we purchase 5,000,000 shares and that no director or executive officer tenders any shares pursuant to the tender offer, then after the tender offer, the directors and executive officers as a group will beneficially own approximately 4.21% of our outstanding shares, and Crestview will own approximately 20.08% of our outstanding shares. The business address of each of our directors and executive officers is 1001 Nineteenth Street North, Arlington, Virginia 22209, and the business address of Crestview is 667 Madison Avenue, New York, New York 10021.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class	Percent of Class After Tender Offer (Assuming We Purchase 5,000,000 Shares and No Director or Executive Officer Tenders)
Eric F. Billings	323,406	*	*
Reena Aggarwal	0	*	*
Richard J. Hendrix	386,519	*	*
Thomas J. Hynes, Jr.	137,723	*	*
Adam J. Klein	0	*	*
Richard A. Kraemer	274,075	*	*
Ralph S. Michael, III	65,920	*	*
Thomas S. Murphy, Jr.	0	*	*
Arthur J. Reimers	424,081	*	*
Bradley J. Wright	28,217	*	*
Adam J. Fishman	162,368	*	*
William J. Ginivan	103,172	*	*
Robert J. Kiernan	22,546	*	*
Michael A. Lloyd	81,406	*	*
James C. Neuhauser	341,803	*	*
All directors and executive officers as a group (15 persons)	2,351,236	3.86%	4.21%

*	Less than 1%.

Beneficial Ownership of 5%+ Shareholders. The following table shows the number of shares of our common stock beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Crestview Partners GP, L.P. 667 Madison Avenue New York, New York 10021	11,191,641	(1)	18.43	%(2)

Invesco Ltd. 1555 Peachtree Street NE Atlanta, Georgia 30309	6,403,970	(3)	10.55	%(2)

Robeco Investment Management, Inc. 909 Third Avenue New York, NY 10022	4,979,929	(4)	8.20	%(2)

NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, California 90067	4,183,146	(5)	6.89	%(2)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,630,793	(6)	5.98	%(2)

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	3,322,900	(7)	5.47	%(2)

1.

This beneficial ownership information is based on a Schedule 13D/A report filed by Crestview Partners, L.P. on June 3, 2010 and Forms 4 filed by Crestview Partners (Cayman), L.P. and Crestview Partners GP, L.P. on June 3, 2010. The number of shares of our company’s common stock shown as beneficially owned by Crestview Partners GP, L.P. includes 10,613,426 shares of common stock held of record by Forest Holdings LLC and 443,886 shares of common stock held of record by Forest Holdings (ERISA) LLC. The number also includes 2,465,671 shares of common stock issuable upon exercise of currently exercisable options held by Forest Holdings LLC and 134,329 shares of common stock issuable upon exercise of currently exercisable options held by Forest Holdings (ERISA) LLC. Each of Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P. and Crestview Offshore Holdings (Cayman), L.P. has shared voting and investment power over 8,147,755 shares of common stock held of record by Forest Holdings LLC and 2,465,671 shares of common stock issuable upon exercise of currently exercisable options granted to Forest Holdings LLC. Crestview Partners GP, L.P. has shared voting and investment power over 8,591,641 shares of common stock and 2,600,000 shares of common stock issuable upon the exercise of currently exercisable options held by Forest Holdings LLC and by Forest Holdings (ERISA) LLC. Crestview Partners GP, L.P. is the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. The investment committee of Crestview Partners GP, L.P. makes investment decisions on behalf of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Mr. Barry S. Volpert serves as the chairman of the investment committee of Crestview Partners GP, L.P. Mr. Volpert has the right to designate, in his discretion, additional persons to serve on the investment committee of Crestview Partners GP, L.P. and therefore could be deemed to have beneficial ownership of an aggregate of 11,191,641 shares of common stock. However, Mr. Volpert disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares. The composition of the investment committee of Crestview Partners GP, L.P. changes from time to time.
2.	Based on 60,736,007 shares of our company’s common stock outstanding as of July 29, 2011. Our shares outstanding on such date include 99,846 issued pursuant to restricted stock award agreements under our 2006 LTIP. The holders of these shares agreed not to vote or grant a proxy to vote such shares until the applicable voting restrictions lapse. Shares of our company’s common stock subject to options currently exercisable, or exercisable within 60 days of July 29, 2011, are deemed outstanding for computing the percentage of the class owned by the person holding such options but are not deemed outstanding for computing the percentage of the class owned by any other person.
3.	This information is based on a Schedule 13G/A report filed by Invesco Ltd. (“Invesco”) on April 30, 2011. The number of shares of our company’s common stock shown as beneficially owned by Invesco includes 6,381,579 shares over which Invesco Advisers, Inc. has sole voting and sole dispositive power and 22,391 shares over which Invesco Powershares Capital Management has sole voting and sole dispositive power.
4.	This information is based on a Schedule 13G report filed by Robeco Investment Management, Inc. (“Robeco”) on February 11, 2011. The number of shares of our company’s common stock shown as beneficially owned by Robeco includes 3,951,694 shares over which Robeco has sole voting power, 134,810 shares over which Robeco has shared voting power and 4,979,929 shares over which Robeco has sole dispositive power.
5.	This information is based on a Schedule 13G report filed by NWQ Investment Management Company, LLC (“NWQ”) on February 14, 2011. The number of shares of our company’s common stock shown as beneficially owned by NWQ includes 3,999,065 shares over which NWQ has sole voting power and 4,183,146 shares over which NWQ has sole dispositive power.
6.	This information is based on a Schedule 13G report filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2011. The number of shares of our company’s common stock shown as beneficially owned by Vanguard includes 102,558 shares over which Vanguard has sole voting power, 3,528,235 shares over which Vanguard has sole dispositive power and 102,558 shares over which Vanguard has shared dispositive power.
7.	This information is based on a Schedule 13G report filed by Wellington Management Company, LLP. (“Wellington”) on February 14, 2011. The number of shares of our company’s common stock shown as beneficially owned by Wellington includes 3,322,900 shares over which Wellington has shared voting power and 3,322,900 shares over which Wellington has shared dispositive power.

Transaction with Crestview. In May 2009, we amended and restated a voting agreement with Arlington Asset, FBR TRS Holdings Inc. and certain affiliates of Crestview Advisors LLC. (“Crestview”) in connection with our 2006 private offering (the “Amended and Restated Voting Agreement”). The material terms of the Amended and Restated Voting Agreement are summarized below and is qualified in its entirety by reference to the Amended and Restated Voting Agreement.

The Amended and Restated Voting Agreement provides that the Board of Directors will consist of nine directors. Crestview is entitled to designate two directors for election or appointment. Four directors shall be independent within the meaning of the rules of the SEC and the NASDAQ Marketplace Rules and shall be designated for election or appointment, as applicable, by the Board of Directors (acting by majority vote), and shall be reasonably acceptable to Crestview. One director shall be designated for election or appointment, as applicable, by the Board (acting by majority vote), which director shall be the Chief Executive Officer of our company. Crestview’s right to designate one director terminates if it sells or otherwise transfers one-third or more of the shares it purchased in our 2006 private offering, and terminates with respect to both directors if Crestview sells or otherwise transfers two-thirds or more of the shares it purchased in our 2006 private offering. If Crestview ceases to own at least 66 2/3% of the shares it purchased in our 2006 private offering, Crestview will have no further rights with respect to approving our independent directors.

During the term of the Amended and Restated Voting Agreement, the Board will have the right to designate for removal independent directors and nominate their replacements, so long as such replacement nominees are reasonably acceptable to Crestview. If the Board of Directors and Crestview cannot reach agreement as to the acceptability of the permanent replacement director within 45 days of the former director’s departure, the remaining independent directors have the right to select the replacement director and to fill the vacancy after consulting with the remaining members of the Board of Directors and Crestview. Crestview has the right to designate for removal any of its designees from our Board of Directors and designate his or her replacement. Each Crestview director is removable from our Board of Directors by a party other than Crestview only for cause (as defined in the Amended and Restated Voting Agreement), and, upon such removal, Crestview has the right to nominate his or her replacement.

For so long as Crestview has the right to designate one director, under the terms of the Amended and Restated Voting Agreement, each committee of our Board of Directors will have as a member at least one Crestview director. To the extent that applicable law or the NASDAQ Marketplace Rules prevent such director from serving as a member of a committee of our Board of Directors, the Crestview director will have certain observation rights.

For so long as Crestview has the right to designate one of our directors, Crestview also has the right to designate a representative for election or appointment, as the case may be, to the board of directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940, as amended.

The rights and obligations of the Amended and Restated Voting Agreement will expire (unless earlier expired or terminated in accordance with the terms thereof) at such time as Crestview and its affiliates party thereto cease to own at least 1% of the shares of our common stock acquired by them in our 2006 private offering.

Other Transaction with Crestview. In connection with our 2006 private offering, our Board of Directors approved and we entered into a professional services agreement with an affiliate of Crestview (Crestview Advisors, LLC). In exchange for ongoing strategic advice and assistance, we agreed to pay Crestview’s affiliate an annual strategic advisory fee of $1.0 million, plus reimbursement of its reasonable out-of-pocket expenses, for so long as Crestview continues to own at least 50% of the shares of our common stock it purchased in our July 2006 private offering.

In September 2008, we agreed to issue to Crestview Advisors, LLC 502,268 options to purchase common shares of our company in lieu of cash payments for the strategic advisory fee for the period from October 1, 2008 through December 31, 2009. These options were issued at an exercise price of $5.30 and valued by us at the time of issuance at $1,171,000.

On June 14, 2010, the professional services agreement with an affiliate of Crestview was amended to reflect a decision made by the company’s Board of Directors on June 3, 2010 to give Crestview the right to receive restricted shares of the company’s common stock and/or options to purchase shares of the company’s common stock in lieu of a portion of the cash advisory fee payable to the affiliate of Crestview under the professional services agreement. Pursuant to the amended professional services agreement, the affiliate of Crestview has the right to elect to receive a portion of its advisory fee in restricted shares of the company’s common stock and/or options to purchase shares of the company’s common stock, with terms that are substantially similar to the annual retainer terms available to the company’s non-employee directors, up to an amount equal to the lesser of twice the minimum annual retainer payable to the company’s non-employee directors and its full advisory fee.

Transaction with Executive Officers, Directors and Other Related Persons. During 2010, a family member of Eric F. Billings, our Chairman, a family member of William J. Ginivan, our Executive Vice President and General Counsel, and a family member of Richard M. DeMartini, who served as the Chairman of the Compensation Committee and a member of our Board of Directors until February 9, 2010, were employed by us or FBR Capital Markets, a subsidiary of our company, and received compensation in excess of $120,000 for their services.

Jonathan L. Billings, the brother of Eric F. Billings, was employed in 2010 by FBR Capital Markets & Co. as its Executive Vice President and Head of Institutional Brokerage, and was an executive officer of our company until his retirement from our company and its subsidiaries on July 25, 2010. Mr. Billings’ compensation is described in our definitive proxy statement filed on May 2, 2011, incorporated by reference herein.

Matthew M. Ginivan, the son of William J. Ginivan, our Executive Vice President and General Counsel, was employed in 2010 by FBR Capital Markets & Co. as an Associate in FBR Capital Markets & Co.’s Investment Banking Division, and is no longer an employee of our company as of March 25, 2011. During 2010, Mr. Ginivan’s son was paid aggregate cash compensation of $179,654, including base salary and cash bonus. Mr. Ginivan did not have any role in determining the compensation paid to his son. Mr. Ginivan’s son was paid based on his performance against the same metrics used to assess the performance of similar employees of FBR Capital Markets & Co.’s Investment Banking Division, and his compensation was comparable to that of other employees in that division.

Chad R. DeMartini, the son of Richard M. DeMartini, who served as the Chairman of the Compensation Committee and a member of our Board of Directors until February 9, 2010, is employed by FBR Capital Markets & Co. as a Vice President in FBR Capital Markets & Co.’s Institutional Brokerage Division. During 2010, Mr. DeMartini’s son was an Assistant Vice President and was paid aggregate cash compensation of $406,916, including base salary, commissions and cash bonus. Mr. DeMartini did not have any role in determining the compensation paid to his son. Mr. DeMartini’s son was paid based on his performance against the same metrics used to assess the performance of similar employees of FBR Capital Markets & Co.’s Institutional Brokerage Division, and his compensation was comparable to that of other employees in that division.

On April 30, 2008, we entered into an employment agreement with Mr. Richard J. Hendrix, our President and Chief Operating Officer at that time and now our President and Chief Executive Officer. We describe in detail the employment agreement in our definitive proxy statement filed on May 2, 2011, incorporated by reference herein.

On December 21, 2008, we entered into a retirement agreement and a director service agreement with Mr. Eric F. Billings, our Chairman and Chief Executive Officer at that time. We describe these agreements in detail in our definitive proxy statement filed on May 2, 2011, incorporated by reference herein.

Certain of our executive officers and directors may invest their personal funds in amounts that exceed $120,000 in investment funds managed by our affiliates and securities underwritten by FBR Capital Markets & Co., or otherwise engage in transactions in the ordinary course of business involving goods and services provided by FBR Capital Markets & Co. and its affiliates, such as brokerage, investment management and financial advisory services, on the same terms and with the same conditions as those offered or provided to non-affiliated third parties. These transaction are reviewed in accordance with our written Statement of Business Principles. It is the practice of our Board of Directors that any transaction with any shareholder known to beneficially own more than 5% of a class of our voting securities, or its related persons, that is not in the ordinary course of business or is not performed on standard market terms must be approved by a majority of the disinterested members of our Board of Directors.

Retirement and Director Services Agreements. Eric F. Billings retired as our Chief Executive Officer effective January 1, 2009 and Richard J. Hendrix succeeded him in that role. As we announced on December 22, 2008, Mr. Billings will continue to serve as the non-executive Chairman of our Board of Directors. In connection with his retirement, Mr. Billings and our company entered into a retirement agreement (the “Retirement Agreement”) and a director service agreement (the “Director Agreement”) on December 21, 2008, effective as of January 1, 2009.

In recognition of his longstanding service to our company as one of its founders, his commitment to remain active on behalf of our company as Chairman and his critical role to our company’s future success, and based on his agreement to be subject to new restrictive covenants, the Retirement Agreement provides Mr. Billings with certain post-retirement benefits.

The restrictive covenants generally prohibit Mr. Billings from (i) competing with our company until the earlier of December 31, 2013 or the third anniversary of the date that his service with the Board terminates (the “Retirement Agreement Restricted Period”), (ii) soliciting our company’s customers during the Retirement Agreement Restricted Period, (iii) hiring or soliciting our company’s employees until the fifth anniversary of the date that his service with the Board terminates and (iv) divulging to anyone outside of our company, except as required by law or with our express written consent and except for confidential information of our company which is publicly known through no wrongful act on Mr. Billings’ part, any confidential matters relating to the business and affairs of our company and its controlled affiliates learned by Mr. Billings. Mr. Billings also agreed not to make any statement, orally or in writing, nor to take any action, that (A) in any way could reasonably be expected to disparage our company or the business reputation of any director, employee representative or agent of our company, or which foreseeably or reasonably could be expected to harm the business reputation or goodwill of those persons or entities, or (B) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else. We agreed to like terms as in clauses (A) and (B) in the preceding sentence with respect to Mr. Billings.

The covenant not to compete with our company without our express written consent includes a prohibition on owning an interest in, joining, operating, controlling or participating in, being connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aiding or assisting in any manner whatsoever, any individual corporation or entity that competes with the activities of us or our subsidiaries and controlled affiliates, including in the capital markets, money management, financial advisory and/or institutional sales and trading businesses (each activity, a “Competitive Activity”). However, Mr. Billings may (i) own up to 1% of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that competes with us or our subsidiaries or (ii) be an officer, executive, employee, partner, member, manager, shareholder, or principal of or with a hedge fund, mutual fund, side-by-side fund or a third-party asset management firm (each activity, a “Permitted Activity”). Other than the right to cease payments under the Retirement Agreement and the Director Agreement (as described below), we will have no remedies against Mr. Billings if Mr. Billings provides notice to us that he will engage in a Competitive Activity in respect of money management that is not already a Permitted Activity.

If Mr. Billings’ service on our Board ceases for any reason during the twelve-month period immediately following a change in control of our company, as defined in our 2006 LTIP, then the covenant not to compete shall continue to apply until the earlier of (i) one year following the date that Mr. Billings’ service with us ceases or (ii) the end of the third anniversary of the date Mr. Billings ceases to serve on our Board for any reason.

The retirement benefits include (i) a deferred compensation arrangement that provides for five annual payments of $1.0 million starting on December 31, 2009 (subject to compliance with the restrictive covenants described above), (ii) continued health benefits for five years for Mr. Billings, his spouse and his daughter, (iii) office and secretarial support for three years (as long as Mr. Billings continues to serve on the Board) and (iv) continued vesting of equity awards previously granted by us pursuant to their existing vesting schedule (subject to his compliance with the restrictive covenants described above).

It is expected that Mr. Billings will continue to have active involvement in crucial business development and relationship management aspects of our company’s business, and will help to grow and strengthen our company’s current and future client relationships. In consideration of these efforts and to incentivize these actions, our company has entered into the Director Agreement, which provides that for three years (i) our company will nominate Mr. Billings to serve as a Board member, (ii) Mr. Billings will receive an annual Chairman’s fee of $400,000, at the same time and in the same form as the fees paid to other Board members generally, no later than March 15 of each year following the calendar year in which Mr. Billings earned this fee and (iii) Mr. Billings will be eligible to receive an annual bonus. For 2009, the Director Agreement provided that Mr. Billings would receive a bonus, based on agreed-upon, activity-based performance metrics, of at least $1.5 million. For 2010 and 2011, the Director Agreement provided that there will be no minimum bonus and the annual bonus will be based on our company’s and Mr. Billings’ actual performance, as determined by our Chief Executive Officer in consultation with the Compensation Committee of the Board. For 2010, Mr. Billings did not receive a bonus payment. As provided for in the Director Agreement, any annual bonus earned by Mr. Billings will be paid on the same terms and in the same form as the annual bonuses we pay to our Executive Committee under our company’s Incentive Compensation Program generally and we will, except as provided below, pay or grant the bonus no later than March 15 of each year following the calendar year for which the applicable bonus is awarded. Any bonus amount deferred into equity in our company pursuant to any deferral plan or program shall vest subject to Mr. Billings’ compliance with the restrictive covenants in the Retirement Agreement described above. However, any then unvested equity awards shall (A) vest in full and be settled immediately upon Mr. Billings’ death and (B) vest in full and upon the occurrence of a change in control (as defined in the Retirement Agreement) and (1) be settled immediately upon such change in control in the event it is a “change in control event” within the meaning of Section 409A of the Code or (2) otherwise be settled in accordance with its terms.

If Mr. Billings breaches, or threatens to commit a breach of, any of the restrictive covenants described above, our company and its controlled affiliates, in addition to, and not in lieu of, any other rights and remedies available to our company and its controlled affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the restrictive covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Mr. Billings of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

Each of the Retirement Agreement and the Director Agreement may be amended, superseded, canceled, renewed or extended, and its terms may be waived, only by a written agreement signed by Mr. Billings and us.

Employment Agreement with our President and Chief Executive Officer. On April 30, 2008, we entered into an employment agreement with Richard J. Hendrix, then our President and Chief Operating Officer. When Mr. Hendrix succeeded Mr. Billings as our Chief Executive Officer on January 1, 2009, Mr. Hendrix’s employment agreement remained unchanged. The agreement has an initial term of three years, with two one-year annual renewal periods unless either party elects not to renew the agreement. The agreement provides for an annual base salary of at least $750,000 during the term and eligibility to participate in any of our performance bonus plans or programs or long-term incentive plans or programs existing as of the date of the agreement, including the 2008 executive performance bonus plan that was approved by the Compensation Committee of the Board in February 2008, or that is adopted by the Compensation Committee or the Board during the term of the agreement for the benefit of our executive officers.

The agreement provides for severance benefits in the event of termination of Mr. Hendrix’s employment during the agreement’s term. Upon a termination due to death or disability, Mr. Hendrix (or his estate) will be entitled to receive (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination; (ii) any amount earned and accrued, but not yet paid, prior to the date of termination under any bonus, equity or long term incentive plan then in effect (inclusive of full and nonforfeitable vesting of any and all equity, performance-based, or long-term incentive awards, including but not limited to the RSUs awarded to Mr. Hendrix by the company on February 20, 2008); and (iii) reimbursement of expenses incurred prior to the date of termination.

If Mr. Hendrix’s employment is terminated for Cause (as defined in the agreement) or he voluntarily resigns without Good Reason (as defined below), he will be entitled to receive (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination, (ii) all vested rights and benefits under any retirement or other benefit plan or program, and (iii) reimbursement of expenses incurred prior to the date of termination. For purposes of the agreement, “Cause” means Mr. Hendrix’s:

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conviction of, indictment for or formal admission to or plea of nolo contendere with respect to, a felony or a crime of moral turpitude, dishonesty, breach of trust, fraud, misappropriation, embezzlement or unethical business conduct (but only if the Board reasonably determines, after considering all related facts and circumstances, that such indictment, conviction or plea has materially and adversely affected or is reasonably likely to materially and adversely affect our business or reputation), or any crime involving our company;

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continued willful misconduct or willful or gross neglect in the performance of his duties hereunder, following written notice of such misconduct or neglect and failure to remedy such misconduct or neglect within 15 days after delivery of such notice; provided, however, the Board shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain misconduct or neglect that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate conduct or neglect that the Board reasonably determines to be incapable of being cured;

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continued failure to materially adhere to the clear directions of our company, to adhere to our written policies, or to devote substantially all of his business time and efforts to our company in accordance with and subject to the provisions of Section 2 of the agreement, and failure to cure such failure within 15 days after delivery of written notice of such failure; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain failures that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate failures that the Board reasonably determines to be incapable of being cured;

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continued failure to substantially perform the duties properly assigned to Mr. Hendrix by us (other than any such failure resulting from his disability) and failure to cure such failure within 15 days after delivery of written notice of such failure; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain failures that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate failures that the Board reasonably determines to be incapable of being cured; or

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material and willful breach of any of the terms and conditions of the agreement and failure to cure such breach within 15 days following written notice from us specifying such breach; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain breaches that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate breaches that the Board reasonably determines to be incapable of being cured.

If Mr. Hendrix’s employment is terminated by us without Cause or he resigns for Good Reason, he will be entitled to receive: (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination; (ii) any amount earned but not yet paid prior to the date of termination under any bonus, equity or long term incentive plan then in effect; (iii) all vested rights and benefits under any retirement or other benefit plan or program; (iv) reimbursement for expenses incurred prior to the date of termination; (v) a single-sum cash payment equal to two (2) times the average total annual salary and performance bonuses earned by and paid to Mr. Hendrix with respect to the two fiscal years preceding the date of termination, but excluding the retention incentive payment that Mr. Hendrix received pursuant to the retention incentive agreement entered into on April 30, 2008; provided that such lump-sum amount will not be less than $4.5 million if the date of termination occurs before payment to Mr. Hendrix of any performance bonus relating to the 2009 fiscal year; (vi) immediate vesting of all unvested incentive equity or equity-based awards held by Mr. Hendrix, including any performance-based cash or equity-based awards that are not intended to qualify as “performance based compensation” under Section 162(m) of the Code based on a performance measurement period beginning after January 1, 2009; provided, however, that unvested incentive equity or equity-based awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code based on a performance measurement period beginning after January 1, 2009 shall vest and be earned only upon achievement of the applicable performance goals or objectives (but disregarding any requirement for Mr. Hendrix’s continued

employment); and (vii) for a period of five years after termination of employment, continuing coverage of Mr. Hendrix and his qualified beneficiaries under our group health plans that Mr. Hendrix and his beneficiaries would have received under the agreement in the absence of termination, provided that we are in no event required to provide such coverage to Mr. Hendrix or a qualified beneficiary after such time as Mr. Hendrix or the beneficiary, as applicable, is no longer eligible to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). For the portion of such five-year period after Mr. Hendrix or a beneficiary is no longer eligible to elect continuing coverage under our group health plans under COBRA, we will reimburse the health insurance premiums incurred by Mr. Hendrix under a private health insurance plan that provides substantially similar benefits for Mr. Hendrix and his beneficiaries and is reasonably acceptable to us, provided that we are in no event required to provide or reimburse the cost of any benefits otherwise required by this clause after such time as Mr. Hendrix or the beneficiary, as applicable, becomes entitled to receive benefits of the same type from another employer or recipient of Mr. Hendrix’s services.

For purposes of the agreement, “Good Reason” means:

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a “Change in Control” of our company as that term is defined in our 2006 LTIP, followed within one year following the Change in Control (it being agreed and understood that this provision will survive any expiration of the term of the agreement that occurs during such one-year period following a Change in Control for the remaining portion of such one-year period) by any demotion of Mr. Hendrix or any material diminution in Mr. Hendrix’s authority, duties and responsibilities, or the assignment to Mr. Hendrix of duties materially inconsistent with the Mr. Hendrix’s position or positions with us; provided, however, that any merger or business combination of our company solely with Arlington Asset or any other affiliate of our company or any sale, distribution or other disposition (other than as provided for in the next clause) by Arlington Asset of its ownership interest in our company shall not be deemed to be a Change in Control for purposes of the agreement; and provided further that a sale of the control position owned directly or indirectly by Arlington Asset shall constitute a Change in Control for purposes of the agreement unless an investment group involving Crestview Partners, our company, or their affiliates, officers, and directors is the buyer of the Arlington Asset’s interest and no single entity or person directly or indirectly owns more than 50% of our company;

•	a reduction of more than 10% in the annual salary of Mr. Hendrix;

•	any demotion or material reduction or diminution in the duties or authority of Mr. Hendrix; or

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our breach of any material provision of the agreement and subsequent failure to cure such breach within 30 days after receiving written notice from Mr. Hendrix of such breach, provided that Mr. Hendrix has provided the company with such notice no later than 30 days from the date of the company’s alleged breach.

Under certain circumstances, the severance benefits payable by us will be reduced to the extent necessary to avoid paying excise taxes under Section 280G of the Code. Under other circumstances, we will indemnify Mr. Hendrix against certain tax liabilities he incurs relating to the severance benefits.

The agreement also contains restrictive covenants. The agreement generally prohibits Mr. Hendrix from (i) competing with our company during the term of his employment and until the first anniversary of the date that his employment with our company terminates either by our company with or without Cause or by Mr. Hendrix with or without Good Reason (the “Employment Agreement Restricted Period”), (ii) soliciting our company’s customers during the Employment Agreement Restricted Period, (iii) hiring or soliciting our company’s employees during the Employment Agreement Restricted Period and (iv) divulging to anyone outside of our company, except as required by law or with our express written consent and except for confidential information of our company which is publicly known through no wrongful act on Mr. Hendrix’s part, any confidential matters relating to the business and affairs of our company and its affiliates learned by Mr. Hendrix. Mr. Hendrix also agreed not to make any statement, orally or in writing, nor to take any action, that (A) in any way could reasonably be expected to disparage our company or the business reputation of any director, employee representative or agent of our company, or which foreseeably or reasonably could be expected to harm the business reputation or goodwill of those persons or entities, or (B) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else.

The covenant not to compete with our company without our express written consent includes a prohibition on Mr. Hendrix owning an interest in, joining, operating, controlling or participating in, being connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aiding or assisting in any manner whatsoever, any individual corporation or entity that competes with the activities of us or our subsidiaries in the capital markets, financial advisory and/or institutional sales and trading businesses. However, Mr. Hendrix may (i) own up to one percent (1%) of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that competes with us or our subsidiaries or (ii) be an officer, executive, employee, partner, member, manager, shareholder, or principal of or with a private equity fund or a third-party asset management firm. The covenant not to compete with our company shall not apply if Mr. Hendrix’s employment with our company is terminated for any reason by our company or Mr. Hendrix effective during the 12-month period immediately following a Change in Control as that term is defined in our 2006 LTIP.

If Mr. Hendrix breaches, or threatens to commit a breach of, any of the restrictive covenants described above, our company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to our company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the restrictive covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Mr. Hendrix of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

The employment agreement may be amended, superseded, canceled, renewed or extended, and its terms may be waived, only by a written agreement signed by Mr. Hendrix and us.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates, subsidiaries, associates, directors or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to August 2, 2011, except that Mr. Ginivan, Mr. Hendrix and Mr. Lloyd each purchased 6,544 shares of Company Common Stock through the Company’s Employee Stock Purchase Plan on June 30, 2011 at a purchase price of $2.873 per share; and on June 6, 2011 and June 13, 2011 the Company repurchased 193,690 shares of Company Common Stock at $3.47 and 195,230 shares of Company Common Stock at $3.57, respectively.

Stock-Based Plans. We maintain a variety of equity incentive plans under which options, restricted shares and stock unit awards can be granted to employees and directors of the Company and its subsidiaries. We also maintain non-qualified deferral plans under which deferrals may be notionally invested in Company shares.

Employee Stock Purchase Plan. Under the Company’s Employee Stock Purchase Plan (the “Purchase Plan”), eligible employees may purchase common stock through payroll deductions at a price that is 85% of the lower of the market value of the common stock on the first day of the offering period or the last day of the offering period. The Company recognizes compensation expense relating to shares offered under the Purchase Plan. For the three months ended March 31, 2011 and 2010, the Company recognized compensation expense of $198 and $255, respectively.

Partner Leveraged Stock Purchase Program. The Company initiated the Partner Leveraged Stock Purchase Program (“PLSPP”) in December 2009. Under the PLSPP, non-executive officer employees who are members of the Company’s Partnership Group as well as the Company’s Chief Financial Officer and General Counsel were granted the right to purchase shares of the Company’s common stock on four specific offering dates during the fourth quarter of 2009 and the first half of 2010. Each participant was initially granted the right to purchase up to either 25,000 shares or 50,000 shares. The Company offered to provide a full recourse loan at market rates and terms to each non-executive officer participant for up to 50% of the aggregate purchase price, collateralized by the shares purchased, bearing interest at market rates, and maturing three years from the date of issuance. For each share purchased by the participant, the Company would grant two options (three options in the case of each of the Company’s Chief Financial Officer and General Counsel) to purchase the Company’s common stock under the FBR Capital Markets Long-Term Incentive Plan (described below) that are subject to a 3-year cliff vesting requirement. For the three months ended March 31, 2010, participants purchased 66,635 shares for an aggregate purchase price of $382. As of March 31, 2011 and December 31, 2010, the Company had loans outstanding to participants of $713 and $706, respectively, including accrued interest. The employee stock loan receivable balance is included in shareholders’ equity in the balance sheets.

FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (“FBR Capital Markets Long-Term Incentive Plan”). Under the FBR Capital Markets Long-Term Incentive Plan, as amended, the Company may grant options to purchase stock, stock appreciation rights, performance awards, restricted and unrestricted stock and RSUs for up to an aggregate of 22,069,985 shares of common stock, subject to increase under certain provisions of the plan, to eligible participants. Participants include employees, officers and directors of the Company and its subsidiaries. The FBR Capital Markets Long-Term Incentive Plan has a term of 10 years and options granted may have an exercise period of up to 10 years. Options may be incentive stock options, as defined by Section 422 of the Internal Revenue Code, or nonqualified stock options. The Company grants options to purchase stock, restricted shares of common stock and RSUs to employees that vest based on meeting specified service conditions of three to five years and in certain cases achievement of specified market conditions.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13.	Certain U.S. Federal Income Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the U.S. federal income tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as “capital assets” within Section 1221 of the Code (generally, property held for investment) and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of the particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, Non-U.S. Holders (as defined below), partnerships or other pass through entities or persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction). In particular, different rules may apply to shares acquired as compensation. This discussion does not consider the effect of any alternative minimum taxes, any state, local or foreign tax laws or any U.S. tax considerations (e.g. estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to holders of shares. In addition, this discussion does not address the tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

We have not sought, nor do we expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the tender offer or that any such position would be sustained.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes.

The United States federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for United States federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding should consult their tax advisors about the United States federal income tax consequences of a sale of shares pursuant to the tender offer.

Beneficial owners of shares who are Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any U.S. tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer by U.S. Holders. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the tender offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (i) results in a “complete termination” of such U.S. Holder’s entire equity interest in us under Section 302(b)(3) of the Code, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code (collectively, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take into account both our stock owned directly by the U.S. Holder and our stock that such U.S. Holder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are exchanged pursuant to the tender offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the exchange of shares for cash pursuant to the tender offer and, with respect to shares constructively owned by the U.S Holder immediately after the tender offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under the procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver. An exchange of shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding shares actually and constructively owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the shares actually and constructively owned by such U.S. Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who is not a member of our board of directors or senior management should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the Section 302 Tests in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were exchanged exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes. Gain or loss must be determined separately for blocks of shares acquired at different times or at different prices. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the U.S. Holder’s allocable portion of our current and accumulated earnings and profits. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent, generally, of the U.S. Holder’s basis in the shares exchanged, and any remainder will be treated as capital gain. Any such gain will be capital gain and generally will be long-term capital gain if the U.S. Holder’s holding period for the shares that were exchanged exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes. Provided certain holding period and other requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends without reduction for the tax basis of the shares exchanged. To the extent that a purchase of a U.S. Holder’s shares by us in the tender offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the U.S. Holder.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable exceptions and limitations), and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of U.S. federal income tax withholding and backup withholding.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer (but, in the case of an increase, only if we increase the number of shares being sought by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses.

We have retained FBR Capital Markets to act as the Dealer Manager in connection with the tender offer and to provide financial advisory services in connection with the tender offer. The Dealer Manager will each receive customary fees for their services. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred by them in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. FBR Capital Markets has rendered various investment banking and other services to us in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, FBR Capital Markets and its affiliates may hold positions, for their own accounts or for those of their customers, in our securities. We have retained D.F. King & Co., Inc. to act as Information Agent and The American Stock Transfer & Trust Company, LLC. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the Letter of Transmittal.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

August 2, 2011.

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

THE AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By Registered, Certified Mail or First Class Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Hand: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET

FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokerage Firms Please Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 859-8509

The Dealer Manager for the Tender Offer is:

FBR Capital Markets

1001 Nineteenth Street North

Floor 18

Arlington, VA 22209-1722

(800) 846-5050